EXHIBIT 1.A.(13)(m)
[PRUDENTIAL LOGO]

Insured                                             Rider for Policy No.



     This contract was reinstated on the date of this rider. But we did not have the facts we needed to satisfy us that the child, ___________________________, whose date of birth is ____________________ was insurable. Therefore, that child will not be insured under this contract on or after the date of this rider. This will be so even though the contract or an application related to it may refer to the child. This will still be so if you apply to reinstate the contract again in the future and you then refer to the child.

                             Rider attached to and made a part of this contract

                             The Prudential Insurance Company of America,


                             By /s/ DOROTHY K. LIGHT
                                    Secretary


                             Effective Date              Attest

ORD 86310--88


                                     II-198